Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Report on Form 20-F of Anghami, Inc. and to the incorporation by reference therein of our report dated October 28, 2021, with respect to the consolidated financial statements of Anghami, included in Amendment No. 4 of the Registration Statement (Form F-4 No. 333-260234) and related Prospectus of Anghami, Inc. and Proxy Statement of Vistas Media Acquisition Company Inc., dated December 10, 2021, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Abu Dhabi, United Arab Emirates

February 9, 2022